                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                                 E.PIPHANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    26881V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]        Rule 13d-1(b)

 [ ]        Rule 13d-1(c)

 [X]        Rule 13d-1(d)

--------------------------------
         The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 26881V100                  13G                    Page 2 of 7 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (A)/ /  (B)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

       NUMBER OF   -------------------------------------------------------------
        SHARES                  6      SHARED VOTING POWER           3,422,638
     BENEFICIALLY
       OWNED BY    -------------------------------------------------------------
        EACH                    7      SOLE DISPOSITIVE POWER                0
      REPORTING
     PERSON WITH   -------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER      3,422,638

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,422,638
             REPORTING PERSON
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
             EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.0%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                  13G                    Page 3 of 7 Pages
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED
                  PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)/ / (B)/X/
-------------------------------------------------------------------------------
     3      SEC USE ONLY
-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  CALIFORNIA LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                       0
                           ----------------------------------------------------
                              6      SHARED VOTING POWER
                                     3,633,461 shares of which 3,422,638
                                     shares are directly held by KPCB VIII and
                                     210,823 shares are directly held by KPCB
     NUMBER OF                       VIII Founders Fund, L.P., a California
      SHARES                         Limited Partnership ("KPCB VIII FF").
    BENEFICIALLY                     KPCB VIII Associates is the general
     OWNED BY                        partner of KPCB VIII and KPCB VIII FF.
       EACH                ----------------------------------------------------
     REPORTING                7      SOLE DISPOSITIVE POWER                  0
    PERSON WITH            ----------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                     3,633,461 shares of which 3,422,638
                                     shares are directly held by KPCB VIII and
                                     210,823 shares are directly held by KPCB
                                     VIII FF. KPCB VIII Associates is the
                                     general partner of KPCB VIII and KPCB
                                     VIII FF.
-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         3,633,461
-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
            EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                5.3%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                       PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                  13G                    Page 4 of 7 Pages
-------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  DOUGLAS J. MACKENZIE
-------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)/ /  (B)/X/
-------------------------------------------------------------------------------
     3      SEC USE ONLY
-------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  UNITED STATES
-------------------------------------------------------------------------------
                             5     SOLE VOTING POWER                   89,660
                           ----------------------------------------------------
                             6     SHARED VOTING POWER
                                   3,688,935 shares of which 3,422,638 shares
                                   are directly held by KPCB VIII, 210,823
                                   shares are directly held by KPCB VIII FF,
                                   and 55,474 shares are directly held by KPCB
                                   Information Sciences Zaibatsu Fund II, L.P.,
                                   a California limited partnership ("KPCB ZF
     NUMBER OF                     II"). KPCB VIII Associates is the general
      SHARES                       partner of KPCB VIII and KPCB VIII FF. KPCB
    BENEFICIALLY                   VII Associates, L.P., a California limited
     OWNED BY                      partnership ("KPCB VII Associates") is the
       EACH                        general partner of KPCB ZF II. Mr. Mackenzie
     REPORTING                     is a general partner of KPCB VIII Associates
    PERSON WITH                    and KPCB VII Associates. Mr. Mackenzie
                                   disclaims beneficial ownership of the shares
                                   held directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                           ----------------------------------------------------
                             7     SOLE DISPOSITIVE POWER              89,660
                           ----------------------------------------------------
                             8     SHARED DISPOSITIVE POWER
                                   3,688,935 shares of which 3,422,638 shares
                                   are directly held by KPCB VIII, 210,823
                                   shares are directly held by KPCB VIII FF,
                                   and 55,474 shares are directly held by KPCB
                                   ZF II. KPCB VIII Associates is the general
                                   partner of KPCB VIII and KPCB VIII FF. KPCB
                                   VII Associates is the general partner of
                                   KPCB ZF II. Mr. Mackenzie is a general
                                   partner of KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Mackenzie disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and KPCB
                                   ZF II.
-------------------------------------------------------------------------------
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,778,595
            REPORTING PERSON
-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
            EXCLUDES CERTAIN SHARES*
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               5.5%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                      IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 5 of 7 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     E.piphany, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1900 South Norfolk Street, Suite 300
                     San Mateo, CA 94403

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Mackenzie, a general partner of KPCB VIII Associates and KPCB VII Associates, whose principal business address is c/o Kleiner Perkins Caufield & Byers, 2750 San Hill Road, Menlo Park, CA 94025, is a United States citizen. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     26881V100

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF, and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of E.piphany, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable



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                                                           Page 6 of 7 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February ___, 2001

DOUGLAS J. MACKENZIE                   KPCB VIII ASSOCIATES, L.P., A
                                       CALIFORNIA LIMITED PARTNERSHIP



Signature: /s/  Michael S. Curry       Signature: /s/  Brook H. Byers
          -------------------------              --------------------------
           Michael S. Curry                       Brook H. Byers
           Attorney-in-Fact                       A General Partner

                                       KLEINER PERKINS CAUFIELD & BYERS
                                       VIII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

                                       By:   KPCB VIII Associates, L.P., a
                                       California Limited Partnership,
                                       its General Partner

                                       Signature: /s/  Brook H. Byers
                                                 --------------------------
                                                  Brook H. Byers
                                                  A General Partner

                                                           Page 7 of 7 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2001, containing the information required by Schedule 13G, for the Shares of E.piphany, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 13, 2001

DOUGLAS J. MACKENZIE                   KPCB VIII ASSOCIATES, L.P., A
                                       CALIFORNIA LIMITED PARTNERSHIP

Signature: /s/  Michael S. Curry       Signature: /s/  Brook H. Byers
          ------------------------               -----------------------------
           Michael S. Curry                       Brook H. Byers
           Attorney-in-Fact                       A General Partner

                                       KLEINER PERKINS CAUFIELD & BYERS
                                       VIII, L.P., A CALIFORNIA LIMITED
                                       PARTNERSHIP

                                       By:   KPCB VIII Associates, L.P., a
                                       California Limited Partnership,
                                       its General Partner

                                       Signature: /s/  Brook H. Byers
                                                 -----------------------------
                                                  Brook H. Byers
                                                  A General Partner